Exhibit 1

British American Tobacco p.l.c. (the “Company”)

Second Interim Dividend for the year ending 31 December 2017

The Board of the Company has declared a second interim dividend of 43.6 pence per ordinary share of 25p for the year ending 31 December 2017. The second interim dividend will be payable on 8 February 2018 to shareholders registered on either the UK main register or the South Africa branch register on 29 December 2017 (the record date).

For holders of American Depositary Shares (“ADSs”) listed on the New York Stock Exchange (“NYSE”), the record date is also 29 December 2017 with a payment date of 13 February 2018. The equivalent second interim dividend receivable by holders of ADSs in US dollars will be calculated based on the exchange rate on 8 February 2018. A fee of USD0.005 per ADS will be charged by Citibank, N.A. in its capacity as depositary bank for the BAT American Depositary Receipt (“ADR”) programme in respect of this dividend.

South Africa Branch Register

In accordance with the JSE Limited (“JSE”) Listing Requirements, the finalisation information relating to shareholders registered on the South Africa branch register (comprising the amount of the dividend in South African rand, the exchange rate and the associated conversion date) will be published on Friday 15 December 2017, together with South Africa dividends tax information.

The second interim dividend is regarded as a ‘foreign dividend’ for the purposes of the South Africa Dividends Tax. For the purposes of South Africa Dividends Tax reporting, the source of income for the payment of the second interim dividend is the United Kingdom.

Key Dates

In compliance with the requirements of the London Stock Exchange (“LSE”), the NYSE and Strate, the electronic settlement and custody system used by the JSE, the following salient dates for the payment of the second interim dividend are applicable:

Event	Date
Last Day to Trade (“LDT”) cum dividend (JSE)	Friday 22 December 2017
Shares commence trading ex dividend (JSE)	Wednesday 27 December 2017
Shares commence trading ex dividend (LSE and NYSE)	Thursday 28 December 2017
Record date (JSE, LSE and NYSE)	Friday 29 December 2017
Payment date (LSE and JSE)	Thursday 8 February 2018
ADS Payment date (NYSE)	Tuesday 13 February 2018
No removal requests permitted between the UK main register and the South Africa branch register	Friday 15 December to Friday 29 December 2017 (inclusive)
No transfers permitted between the UK main register and the South Africa branch register; no shares may be dematerialised or rematerialised	Wednesday 27 December to Friday 29 December 2017 (inclusive)

Full Dividend Calendar

The full calendar for the second interim dividend is set out below, for information:

Date
Tuesday 5 December 2017	Declaration of second interim dividend: amount of dividend per ordinary share in Pound sterling.
Friday 15 December 2017
Publication of finalisation information for the South Africa branch register: amount of dividend per ordinary share in rand; applicable exchange rate and conversion date – Wednesday 13 December 2017; plus additional applicable information as required in respect of South Africa Dividends Tax.

Friday 15 December to Friday 29 December 2017
From the commencement of trading on Friday 15 December to Friday 29 December 2017 (inclusive), no removal requests in either direction between the UK main register and the South Africa branch register will be permitted.

Friday 22 December 2017	Last Day to Trade or LDT (JSE)
Wednesday 27 December to Friday 29 December 2017
From the commencement of trading on Wednesday 27 December to Friday 29 December 2017 (inclusive), no transfers between the UK main register and the South Africa branch register will be permitted; no shares may be dematerialised or rematerialised.

Wednesday 27 December 2017	Ex-dividend date (JSE)
Thursday 28 December 2017	Ex-dividend date (LSE and NYSE)
Friday 29 December 2017	Record date (LSE, JSE and NYSE)
Thursday 18 January 2018	Last date for receipt of Dividend Reinvestment Plan (DRIP) elections (UK main register only)
Thursday 8 February 2018	Payment date (sterling and rand)
Tuesday 13 February 2018	ADS payment date (US dollars)

Quarterly Dividend Payments from 2018

As previously announced, from 1 January 2018 the Group will move to four interim quarterly dividend payments. The dividend amount will be announced as part of the Preliminary Results Announcement scheduled for 22 February 2018 and will be paid in four equal instalments in May, August, November 2018 and February 2019.

The proposed dates for the quarterly dividend payments for the year ending 31 December 2017 are set out below.  A full timetable will be included in the Preliminary Results Announcement in February 2018.

Event		Quarterly Dividend Payments
	Payment Number 1	Payment Number 2	Payment Number 3	Payment Number 4
Ex-dividend date (JSE)	20 Mar 2018	27 Jun 2018	3 Oct 2018	24 Dec 2018
Ex-dividend date (LSE and NYSE)	22 Mar 2018	28 Jun 2018	4 Oct 2018	27 Dec 2018
Record date	23 Mar 2018	29 Jun 2018	5 Oct 2018	28 Dec 2018
Payment date (Ordinary Shares)	9 May 2018	8 Aug 2018	15 Nov 2018	7 Feb 2019
Payment date (ADSs)	14 May 2018	13 Aug 2018	20 Nov 2018	12 Feb 2019

Note:

●	The dates set out above may be subject to any changes to public holidays arising and changes or revisions to the LSE, JSE and NYSE timetables. Any confirmed changes to the dates will be announced.

Name of duly authorised officer of issuer responsible for making notification:

Paul McCrory
Company Secretary
British American Tobacco p.l.c.

5 December 2017

Enquiries:

Investor Relations
Mike Nightingale/Rachael Brierley/Stephanie Brassinne
+44 20 7845 1180/1519/2012

British American Tobacco Press Office
Anna Vickerstaff
+44 20 7845 2888

CORPORATE INFORMATION

Premium listing
London Stock Exchange (Share Code: BATS; ISIN: GB0002875804)
Computershare Investor Services PLC
The Pavilions, Bridgwater Road, Bristol BS99 6ZZ, UK
tel: 0800 408 0094; +44 370 889 3159
Share dealing tel: 0370 703 0084 (UK only)
Your account: www.computershare.com/uk/investor/bri
Share dealing: www.computershare.com/dealing/uk
Web-based enquiries: www.investorcentre.co.uk/contactus

Secondary listing
JSE (Share Code: BTI)
Shares are traded in electronic form only and transactions settled electronically through Strate.
Computershare Investor Services Proprietary Limited
PO Box 61051, Marshalltown 2107, South Africa
tel: 0861 100 634; +27 11 870 8216
email enquiries: web.queries@computershare.co.za

American Depositary Shares (“ADSs”)
NYSE (Symbol: BTI; CUSIP Number: 110448107)
BAT’s shares are listed on the NYSE in the form of American Depositary Shares (ADSs) and these are evidenced by American Depositary Receipts (ADRs), each one of which represents one ordinary share of British American Tobacco p.l.c. Citibank, N.A. is the depositary bank for the sponsored ADR programme.

Citibank Shareholder Services
PO Box 43077, Providence, Rhode Island 02940-3077, USA
tel: 1-888-985-2055 (toll-free) or +1 781 575 4555
email enquiries: citibank@shareholders-online.com
website: www.citi.com/dr

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